UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 5, 2004

Date of Report (Date of earliest event reported)

Euronet Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22167	74-2806888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4601 College Boulevard

Leawood, Kansas 66211

(Address of principal executive offices)

(913) 327-7200

(Registrant’s telephone number, including area code)

Item 5.    Other Events and Regulation D Disclosure.

On January 5, 2004, Euronet Worldwide, Inc. (“Euronet”) purchased 100% of the shares of Prepaid Concepts, Inc. (“Precept”), a California corporation. This transaction was effected through the closing under a Share Purchase Agreement among Euronet and the shareholders of Precept dated December 5, 2003.

Precept provides services related to the distribution of prepaid telecommunications products in the United States, including through electronic distribution of prepaid products through point of sale (POS) terminals in retail outlets. The company currently processes sales at approximately 4,500 retail locations. Precept distributes prepaid products for all the major U.S. wireless carriers, including Alltel, AT&T Wireless, Cingular, T-Mobile, Tracfone, Verizon Wireless and Boost Mobile, as well as several regional carriers.

Euronet will integrate Precept’s operations into Euronet’s Payspot division.

The purchase price for the shares of Precept was 527,180 shares of Euronet common stock, par value $0.02 per share (“Euronet Stock”), $4 million in cash and $4 million in promissory notes. $2.0 million in principal amount of the promissory notes is payable in two quarterly payments of $666,666 due on April 30 and July 30, 2004 with a final payment of $666,667 on October 30, 2004. These notes bear interest at a rate of 7.00 percent per annum. The remaining $2.0 million of promissory notes are convertible notes with a maturity date approximately 14 months following the closing, also bearing interest at the rate of 7.00 per cent per annum. The convertible notes may be paid by Euronet at maturity in Euronet Stock, valued at a 10% discount to the then-current market price. The convertible notes are convertible into Euronet Stock at a conversion price of $23.60 per share, or approximately 84,746 shares. The purchase price is subject to reduction if Precept does not meet certain financial performance targets.

Euronet expects that Precept will contribute approximately $0.3 to $0.5 per share to its fully diluted earnings per share for the year 2004. This estimate is subject to adjustment resulting from purchase price allocation and the related amortization, and it is based on current and projected financial performance of Precept, as determined from unaudited financial information provided in the transaction.

Euronet has agreed to file a registration statement on form S-3 with respect to the shares of Euronet Stock issued in connection with the acquisition agreement within 30 days after the closing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Euronet Worldwide, Inc.

By:	/s/ JEFFREY B. NEWMAN

Executive Vice President and General Counsel

Date:    January 5, 2004

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